NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy Welcomes New Board Member

BUTTE, MT / SIOUX FALLS, SD – August 1, 2022 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) today announced that its board of directors recently elected Kent T. Larson as a director to a term commencing immediately. Larson brings extensive utility operations and executive experience to the independent board.
Larson has over 38 years of experience in the utility industry with Xcel Energy, retiring in 2020 as its executive vice president and group president. He directed overall operations for Xcel Energy, including overseeing $45 billion of assets and 8,000 employees, as well as providing strategic direction and leadership to the company’s generation, transmission, distribution, gas, energy trading and supply chain businesses. Along with Larson’s experience with Xcel Energy, he currently serves on the board of directors of Adolfson & Peterson Construction Company, a construction company, Quanta Services West, a utility construction company and subsidiary of Quanta Services, and Regions Hospital, a hospital based in St. Paul, Minnesota, and providing specialty care across the Twin Cities and western Wisconsin.
The addition of Larson will increase the NorthWestern Energy board to nine members. Only one board member, CEO Bob Rowe, is an employee of the company, with the others representing a broad range of experience across the utility industry.
“NorthWestern Energy is recognized for its diverse board of directors and strong corporate governance,” said CEO Bob Rowe. “Kent will continue that tradition and bring additional bench strength in utility operations after his lengthy and successful career at Xcel Energy. His prior leadership experience in every facet of the utility business will be an asset for our board as we take another important step in the ongoing process of board renewal.”

About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in

NorthWestern Energy Welcomes New Board Member
August 1, 2022

Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact:
Travis Meyer
605-978-2967
travis.meyer@northwestern.com

Media Contact:
Jo Dee Black
866-622-8081
jodee.black@northwestern.com